                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                             Media:
                                                             Joel Weiden
                                                             212-515-1970

                                                             Investors:
                                                             Doug Morris
                                                             212-515-1964


RELIANCE CREDIT FACILITY MATURES, RESTRUCTURING DISCUSSIONS CONTINUE

New York--November 10, 2000--Reliance Group Holdings (NYSE:REL) announced today that the $237.5 million bank credit facility of its subsidiary, Reliance Financial Services, has matured and has not been paid as the Company continues discussions with its bank lenders, an unofficial committee representing holders of its 9.0 percent senior notes due November 2000 and holders of its 9.75 percent senior subordinated debentures due 2003, and insurance regulators with respect to a comprehensive restructuring of its outstanding debt.

"Discussions are progressing on a restructuring plan with our creditors and regulators," said George Baker, Reliance Group Holdings Chief Executive Officer.

Any statements in this communication which may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission, and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

                                      # # #